EXHIBIT 99.1

NEXSTAR MEDIA GROUP INCREASES QUARTERLY CASH DIVIDEND BY 25 PERCENT

AND ANNOUNCES $1.0 BILLION SHARE REPURCHASE AUTHORIZATION

Eighth Annual Consecutive Rise in Cash Dividend and Upsized Share Repurchase Authorization Highlights Long-term Commitment to Enhancing Shareholder Returns

IRVING, Texas (January 28, 2021) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 25 percent increase in the quarterly cash dividend to $0.70 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2021.  The dividend is payable on Friday, February 26, 2021, to shareholders of record on Friday, February 12, 2021.

The Board of Directors also approved a new share repurchase program authorizing the Company to repurchase up to $1.0 billion of its Class A common stock. The Board’s repurchase authorization reflects the attractiveness of Nexstar’s free cash flow yield and their view of a potential acceleration of share repurchases over the next several years as Nexstar’s leverage moderates and large-scale acquisitions become more challenging from a regulatory perspective. The new $1.0 billion share repurchase program will augment the Company’s existing share repurchase authorization, of which $259.2 million remained as of September 30, 2020.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “Throughout Nexstar’s history, our disciplined approach to growth has resulted in strong and consistent free cash flow generation, affording us the financial flexibility to reduce leverage, return capital to shareholders and make select accretive acquisitions, all while continuing to invest in our business and teams. Consistent with our capital allocation priorities and long-standing commitment to enhancing shareholder value, we are increasing Nexstar's dividend for the eighth consecutive year and establishing a significant share repurchase authorization, which will allow us to continue delivering industry leading risk-adjusted returns to our shareholders.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

The share repurchase authorization will be executed at the Board’s discretion as market conditions warrant throughout the authorization period and are subject to regulatory considerations.

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Inc., consists of three divisions: Broadcasting, Digital, and Networks.  The Broadcasting Division operates, programs, or provides sales and other services to 198 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 122 local websites and 316 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates WGN America, a growing national general entertainment cable network and the home of NewsNation, multicast network Antenna TV, and WGN Radio in Chicago.  Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Investor Contacts:

Thomas Carter

Chief Operating Officer and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

Nexstar Media Group, Inc.

312-222-3394 or gweitman@nexstar.tv

# # #